                                                                   EXHIBIT 10.29

                           PURCHASE AND SALE AGREEMENT
                                       AND
                            JOINT ESCROW INSTRUCTIONS

                             C.J. SEGERSTROM & SONS,
                        a California general partnership

                                  as "Seller,"

                                       and

                               EMULEX CORPORATION,
                            a California corporation,

                                   as "Buyer"

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
1.       DEFINITIONS.............................................................................................         1
         1.1      "Sale Land"....................................................................................         1
         1.2      [Intentionally Deleted]........................................................................         1
         1.3      "Funds"........................................................................................         1
         1.4      "Improvements".................................................................................         2
         1.5      "Laws".........................................................................................         2
         1.6      "Liabilities"..................................................................................         2
         1.7      "Property".....................................................................................         2
         1.8      "Personal Property"............................................................................         2
         1.9      "Closing Date," "Closing," "Close of Escrow"...................................................         2
         1.10     "City".........................................................................................         2
         1.11     "Days".........................................................................................         2
         1.12     "Opening of Escrow"............................................................................         2
         1.13     "Escrow Holder"................................................................................         2
         1.14     "Business Day".................................................................................         2
         1.15     "Lease"........................................................................................         2
         1.16     "Construction Contracts".......................................................................         2
         1.17     "Construction Deliveries"......................................................................         3
         1.18     "Warranties"...................................................................................         3
         1.19     "Deposit"......................................................................................         3
         1.20     "Escrow".......................................................................................         3
         1.21     "Development Agreement"........................................................................         3
         1.22     "Breakage Fee".................................................................................         3
         1.23     "Traffic Impact Fees"..........................................................................         3
         1.24     "Trip Ends"....................................................................................         3
         1.25     "Tenant's Deed of Trust".......................................................................         3
         1.26     "Utility Deposits".............................................................................         4
         1.27     "Development Deposits".........................................................................         4

2.       SALE OF THE PROPERTY....................................................................................         4

3.       ESCROW..................................................................................................         4
         3.1      General Instructions...........................................................................         4
         3.2      Tax Reporting Person...........................................................................         4
         3.3      Opening of Escrow..............................................................................         4

4.       PURCHASE PRICE..........................................................................................         4
         4.1      Purchase Price.................................................................................         4
         4.2      Deposit........................................................................................         5
         4.3      Closing Funds..................................................................................         5

5.       CONDITIONS TO CLOSING...................................................................................         6
         5.1      Buyer's Contingencies..........................................................................         6
                  5.1.1      Title Approval......................................................................         6
                  5.1.2      Due Diligence Review................................................................         8

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
                  5.1.3      Performance by Seller...............................................................         8
                  5.1.4      Truth of Seller's Representations and Warranties....................................         9
                  5.1.5      Title Policy........................................................................         9
                  5.1.6      Certificate(s) of Occupancy.........................................................         9
                  5.1.7      No Condemnation.....................................................................         9
                  5.1.8      Casualty............................................................................         9
         5.2      Seller's Opportunity to Cure; Termination of Escrow and This Agreement.........................         9
                  5.2.1      Seller's Cure with Respect to Title.................................................         9
                  5.2.2      Termination of Escrow and This Agreement by Buyer...................................        10
         5.3      Seller's Contingency...........................................................................        10
         5.4      Limited Representations and Warranties.........................................................        10
         5.5      Rights Upon Termination........................................................................        11
         5.6      Seller's Inability To Cure.....................................................................        12
         5.7      Force Majeure..................................................................................        12
         5.8      Satisfaction of Conditions.....................................................................        12

6.       CLOSING OF ESCROW.......................................................................................        12
         6.1      Closing Date...................................................................................        12
         6.2      Deposits by Seller.............................................................................        13
                  6.2.1      Grant Deed..........................................................................        13
                  6.2.2      FIRPTA Affidavit....................................................................        13
                  6.2.3      Mutual Cancellation.................................................................        13
                  6.2.4      Assignment..........................................................................        13
                  6.2.5      Evidence of Authority...............................................................        13
                  6.2.6      Additional Items....................................................................        13
                  6.2.7      Assignment of Development Agreement.................................................        13
         6.3      Deposits by Buyer..............................................................................        13
                  6.3.1      Mutual Cancellation.................................................................        13
                  6.3.2      Evidence of Authority...............................................................        14
                  6.3.3      Additional Items....................................................................        14
                  6.3.4      Assignment..........................................................................        14
                  6.3.5      Development Agreement Assignment....................................................        14
         6.4      Issuance of Title Policy.......................................................................        14
         6.5      Prorations.....................................................................................        15
         6.6      Closing Costs..................................................................................        16
         6.7      Disbursements by Escrow Holder.................................................................        16
         6.8      Completion and Distribution of Documents.......................................................        16
         6.9      Seller's Election of 1031 Exchange.............................................................        17
                  6.9.1      Simultaneous Exchange...............................................................        17
                  6.9.2      Non-Simultaneous Exchange...........................................................        17
                  6.9.3      Expenses and Documents..............................................................        17
                  6.9.4      Indemnity...........................................................................        18
         6.10     Landlord Improvements..........................................................................        18

7.       DEFAULTS AND REMEDIES...................................................................................        19
         7.1      Default by Either Party........................................................................        19
         7.2      Cancellation Charges...........................................................................        20
         7.3      LIQUIDATED DAMAGES.............................................................................        20

         7.4      Specific Performance by Seller.................................................................        21

8.       REPRESENTATIONS AND WARRANTIES..........................................................................        21
         8.1      In General.....................................................................................        21
         8.2      By Each Party..................................................................................        21
                  8.2.1      Authority...........................................................................        21
                  8.2.2      Binding Effect......................................................................        21
                  8.2.3      Compliance..........................................................................        22
         8.3      By Seller Only.................................................................................        22
                  8.3.1      Not a Foreign Person................................................................        22
                  8.3.2      Agreements..........................................................................        22
                  8.3.3      Documents...........................................................................        22
                  8.3.4      Hazardous Materials.................................................................        22
                  8.3.5      Organization........................................................................        22
                  8.3.6      Fee Ownership.......................................................................        22
                  8.3.7      No Litigation.......................................................................        22
                  8.3.8      Condemnation........................................................................        23
                  8.3.9      Zoning..............................................................................        23
                  8.3.10     No Violation........................................................................        23
                  8.3.11     Utility Service.....................................................................        23
                  8.3.12     Development Agreement...............................................................        23
                  8.3.13     Entitlement and Trip Budget.........................................................        23

9.       CERTAIN EVENTS PRIOR TO CLOSING.........................................................................        23

10.      POST-CLOSING MATTERS....................................................................................        24
         10.1     Confidentiality................................................................................        24
         10.2     Seller's Construction Warranty.................................................................        25
         10.3     Assignment of Warranties.......................................................................        25
         10.4     General Release and Indemnification............................................................        25

11.      BROKERS.................................................................................................        26

12.      MISCELLANEOUS PROVISIONS................................................................................        27
         12.1     Assignment; Binding on Successors..............................................................        27
         12.2     Fees and Other Expenses........................................................................        27
         12.3     Approval and Notices...........................................................................        27
         12.4     Jurisdiction...................................................................................        28
         12.5     Interpretation.................................................................................        28
         12.6     Gender; Joint Obligations......................................................................        28
         12.7     No Waiver......................................................................................        28
         12.8     Modifications..................................................................................        28
         12.9     Severability...................................................................................        28
         12.10    Survival.......................................................................................        29
         12.11    Merger of Prior Agreements.....................................................................        29
         12.12    Time of Essence................................................................................        29
         12.13    Counterparts...................................................................................        29
         12.14    Exhibits.......................................................................................        29
         12.15    Cooperation of Parties.........................................................................        29

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
         12.16    Preliminary Change of Ownership Report.........................................................        29
         12.17    No Third Party Beneficiaries...................................................................        29
         12.18    Alternative Dispute Resolution Procedure.......................................................        30
         12.19    Property Disclosures...........................................................................        31
         12.20    Escrow Holder Not to Be Concerned..............................................................        32
         12.21    Possession.....................................................................................        32
         12.22    Calculation of Days............................................................................        32
         12.23    Covenant as to Trip Ends.......................................................................        32

                                TABLE OF EXHIBITS

Exhibit                              Description
-------                              -----------
  A              Legal Description of Land

  A-1            Depiction of Land

  B              Escrow General Provisions

  C-1            Prorated Monthly Base Rent

  C-2            Prorated Expansion Land Rent

  C-3            Prorated Builder's Risk/Property Insurance Premiums

  C-4            Agreed Summary of Closing Funds

  D              Remaining Punch List Items

  E              Form of Grant Deed

  F              Form of FIRPTA Certificate

  G              Form of Mutual Cancellation of Lease

  H              Form of Assignment of Personal Property

  I              Form of Development Agreement Assignment

  J-1            Form of Request for Full Reconveyance

  J-2            Form of Full Release and Reconveyance

  K              Approved Draw Request and Pending Change Orders

  L              Pro Forma

  M              Development Cost Summary

                           PURCHASE AND SALE AGREEMENT
                          AND JOINT ESCROW INSTRUCTIONS

To:    Chicago Title Company            Sub-Escrow Identification:
       16969 Von Karman Avenue          33803811 ("Escrow")
       Irvine, California 92714         Attn: Ms. Margie Wheeler, Escrow Officer
                                        Tel. No. (949) 263-2500
                                        Fax No.  (949) 263-1022

                  This Purchase and Sale Agreement and Joint Escrow Instructions (the "Agreement") is entered into as of January 27, 2004, by and between C.J. SEGERSTROM & SONS, a California general partnership ("Seller"), and EMULEX CORPORATION, a California corporation ("Buyer"), as follows:

                                    RECITALS

                  A. Seller is the landlord and Buyer is the tenant pursuant to a certain Build To Suite Lease dated April 15, 2002 (the "Lease") covering certain Land and Landlord Improvements, both as defined in the Lease.

                  B. Pursuant to Section 15.1 of the Lease, on December 23, 2003 Buyer exercised the Purchase Option, as defined in such Section, to purchase all of the Land and all Landlord Improvements constructed on the Land.

                  C. Seller and Buyer enter into this Agreement to set forth more fully the terms of the purchase in accordance with Recital B above.

                                    AGREEMENT

1.       DEFINITIONS

         The following terms, when used in this Agreement, shall have the following meanings, unless the context clearly indicates otherwise:

         1.1 "SALE LAND" shall mean that certain real property located between Sunflower Avenue and South Coast Drive to the west of Susan Street in the City of Costa Mesa, California, together with all appurtenant rights thereto, including, without limitation, all appurtenant easements and development rights relating to the Sale Land and Improvements, but excluding those rights reserved to Seller pursuant to Section 1.7. The Sale Land is described on Exhibit A attached hereto and incorporated herein by this reference. The Sale Land is as depicted on Exhibit A-1 attached hereto and incorporated herein by this reference.

         1.2      [INTENTIONALLY DELETED]

         1.3 "FUNDS" shall mean immediately available funds in the form of cash, wire transfer of funds, or a certified or bank cashier's check drawn on a reputable financial institution.

                                    Exhibit M

         1.4 "IMPROVEMENTS" shall mean all Improvements located on the Sale Land, or any portion thereof, including all Landlord Improvements, as defined in the Lease.

         1.5 "LAWS" shall mean all applicable governmental laws, codes, ordinances, regulations, judgments, permits, approvals and other requirements.

         1.6 "LIABILITIES" shall mean any claim, liability, loss, cost, action, damage, expense or fee, including but not limited to reasonable attorneys' fees and costs of defense.

         1.7 "PROPERTY" shall mean, collectively, the Sale Land, the Improvements and the Personal Property. The Property shall not include, and there are hereby excluded from the Property and reserved to Seller, all water, oil, minerals and gas located beneath the surface of the Sale Land but without right of surface entry or entry within 200 vertical feet of the surface of the Sale Land and without the right to deprive the Sale Land of structural support or to interfere with Buyer's use of the Sale Land and Improvements.

         1.8 "PERSONAL PROPERTY" shall mean, collectively, all Warranties, as defined below, all Development Deposits, as defined below, and all agreements, utility contracts, approvals (governmental or otherwise), plans and specifications, entitlements and other rights relating to the construction, ownership, use and operation of all or any part of the Sale Land or the Improvements.

         1.9 "CLOSING DATE," "CLOSING," "CLOSE OF ESCROW" shall have the meanings set forth in Section 6.1.

         1.10     "CITY" shall mean the City of Costa Mesa, California.

         1.11 "DAYS" shall mean, whenever a number of days is referred to herein, calendar days unless expressly stated to be Business Days.

         1.12     "OPENING OF ESCROW" shall have the meaning set forth in
Section 3.3.

         1.13 "ESCROW HOLDER" shall be the entity designated as such pursuant to Section 3.1.

         1.14 "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks located in Orange County, California may or must be closed.

         1.15     "LEASE" shall have the meaning set forth in Recital A.

         1.16 "CONSTRUCTION CONTRACTS" shall mean any construction management, construction or professional services contracts entered into by Seller, any affiliate of Seller or any other person or entity on behalf of or for Seller, on the one hand, and the respective contractors and consultants named therein (the "Contractors"), on the other hand, in connection with the performance of Seller's obligations to construct or perform Landlord's Improvements (also defined as "Landlord's Work"), as defined in the Lease.

         1.17 "CONSTRUCTION DELIVERIES" shall mean those respective documents, "as built" plans, ratifications, reports, surveys and studies which the Contractors are required to deliver under the respective Construction Contracts, but excluding the Warranties.

         1.18 "WARRANTIES" shall mean all Contractor warranties and guaranties, and all rights and claims of Seller, any affiliate of Seller or any other person or entity acting on behalf of or for Seller with respect to the Improvements, including without limitation, all rights of Seller under the Construction Contracts for the Improvements and any bonds issued by any Contractor in connection therewith, and all construction or manufacturer's warranties, guaranties or certifications which are required to be delivered to Seller (or to Buyer, if so provided in the Lease) under the Construction Contracts. Each Warranty shall, at the time such Warranty is transferred to Buyer pursuant to this Agreement, be either (a) fully assignable to Buyer, with no consent of any third party required or with such third party's unconditional written consent, if required or (b) issued in the name of Buyer.

         1.19 "DEPOSIT" shall mean the entire deposit held by Escrow Agent pursuant to Section 4.2, including all accrued interest thereon.

         1.20 "ESCROW" shall mean the purchase and sale escrow with respect to the Property established by Seller and Buyer pursuant to Section 3.1 below.

         1.21 "DEVELOPMENT AGREEMENT" shall mean that certain Development Agreement for the Home Ranch dated December 3, 2001 and effective January 3, 2002 between the City, on the one hand, and Seller, Segerstrom Properties LLC and Henry T. Segerstrom Properties LLC, on the other hand, and recorded on March 20, 2002, as Instrument No. 2002-0229863, in the Official Records of the County Recorder of Orange County, California (the "Official Records"), as amended by First Amendment to the Development Agreement for Home Ranch executed August, 2003 and the other amendments listed in the Development Agreement Assignment.

         1.22 "BREAKAGE FEE" shall mean an amount, if any, determined pursuant to Section 15.1 of the Lease and payable by Buyer to Seller at Close of Escrow. The parties acknowledge that there is no Breakage Fee.

         1.23 "TRAFFIC IMPACT FEES" shall mean the amount determined pursuant to Section 17.6 of the Lease. The Traffic Impact Fees are in addition to and not included in the Purchase Price. For this purpose, the parties acknowledge that the Traffic Impact Fees for the Initial Premises have been funded as part of the Development Costs, and that the Traffic Impact Fees for the Expansion Land, as defined in the Lease, shall be determined as if the Expansion Land is classified as "Corporate Headquarters" and have been prepaid by Seller. The foregoing Traffic Impact Fees shall be the only reimbursement required from Buyer to Seller related to such fees.

         1.24 "TRIP ENDS" shall mean the aggregate daily number of vehicle trips into or out of the Property, consisting of both A.M. and P.M. trips, set forth in Exhibit I to this Agreement and applicable to the Property.

         1.25 "TENANT'S DEED OF TRUST" shall mean that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated April 15, 2002, executed by

Seller in favor of Buyer, as Beneficiary, and Escrow Holder, as Trustee, and recorded on April 16, 2002, as Instrument No. 2002-0316608, in the Official Records.

         1.26 "UTILITY DEPOSITS" means (a) that certain deposit by Seller with the City of Costa Mesa in the amount of $2,500.00 and (b) that certain deposit by Seller with Mesa Consolidated Water District in the amount of $3,440.00. Buyer and Seller acknowledge that both such deposits were included in Development Costs, as defined in the Lease, provided by Buyer.

         1.27 "DEVELOPMENT DEPOSITS" means any rights or interest in any deposits or refundable costs that were funded as part of the Development Costs, including, without limitation, the Utility Deposits.

2.       SALE OF THE PROPERTY

         Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Property upon the terms, covenants and conditions set forth in this Agreement.

3.       ESCROW

         3.1 GENERAL INSTRUCTIONS. Chicago Title Company is hereby designated as escrow holder (the "Escrow Holder"). Escrow Holder's general conditions or provisions, which are attached hereto as Exhibit B, are incorporated by reference herein; provided, however, that in the event of any inconsistency between Exhibit B and any of the provisions of this Agreement, the provisions of this Agreement shall control. Buyer and Seller each shall also execute, deliver and be bound by such further escrow instructions or other instruments as may be reasonably requested by the other party or by Escrow Holder from time to time, so long as the same are consistent with this Agreement. Escrow Holder shall comply, but shall have no liability whatsoever for complying, with the unilateral instructions of only one party without the consent of the other party hereto if expressly required to do so in this Agreement.

         3.2 TAX REPORTING PERSON. For purposes of complying with Internal Revenue Code Section 6045(e), as amended effective January 1, 1991, Escrow Holder is hereby designated as the "person responsible for closing the transaction," and also as the "reporting person" for purposes of filing any information returns (and Escrow Holder shall file any such required returns) with the Internal Revenue Service concerning this transaction, as required by law.

         3.3 OPENING OF ESCROW. Escrow shall be deemed open when (a) this Agreement, fully signed by both parties either together or in counterparts, is delivered to Escrow Holder and (b) Buyer has delivered to Escrow Holder the Deposit provided for, in Funds. The last of such events shall be the "Opening of Escrow." The Opening of Escrow shall occur within five (5) Business Days after the last execution of this Agreement. Escrow Holder shall immediately notify Buyer, Seller and their respective attorneys orally and in writing of the official date of the Opening of Escrow.

4.       PURCHASE PRICE

         4.1 PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") shall be the sum of (a) Twelve Million Four Hundred Sixteen Thousand Three Hundred Forty-Two and 40/100 Dollars ($12,416,342.40) which is equal to 14.252 acres of the Sale Land (620,817.12 square feet) times $20.00 per square foot, (b) the amount of Tenant's Loan, as defined in the Lease, which is agreed will be $16,437,925.94 as of the Closing (which sum includes the $465,863.06 to be funded for Draw Request #20 prior to the Close of Escrow), and (c) the prepaid Traffic Impact Fees with respect to the Expansion Land as provided in 4.3(ii) below. The Purchase Price shall be paid as provided in Sections 4.2 and 4.3.

         4.2 DEPOSIT. At the Opening of Escrow, Buyer shall deposit with Escrow Holder the sum of $100,000 in Funds (the "Deposit"). Escrow Holder shall hold the Deposit in such number of interest-bearing accounts as shall be fully insured by the Federal Deposit Insurance Corporation, such account(s) to be selected by Buyer on a funds investment form provided by Escrow Holder, subject to collection and subject to availability of the Deposit for use in accordance with the provisions of this Section. All interest earned on the Deposit shall accrue to Buyer's benefit.

                  Except as provided in Section 5.5, the Deposit and all accrued interest thereon is non-refundable upon deposit with Escrow Holder, provided that Buyer does not terminate this Agreement and the Escrow pursuant to Article
5. If Escrow closes, the entire Deposit and all accrued interest thereon shall be credited against the Purchase Price.

                  If Escrow fails to close pursuant to the provisions of this Agreement for any reason other than Buyer's default, the Deposit and all accrued interest thereon, less any Escrow fees and costs for which Buyer is responsible, shall be returned to Buyer in full. If Escrow fails to close under the provisions of this Agreement as a result of Buyer's default, the entire Deposit plus all accrued interest thereon shall be delivered to and retained by Seller as non-refundable liquidated damages under Section 7.3 below.

         4.3 CLOSING FUNDS. On the last Business Day before the Close of Escrow, Escrow Holder shall calculate and Buyer shall wire Funds into Escrow (using wiring instructions reasonably satisfactory to Escrow Holder) in an amount which, together with the Deposit and any accrued interest thereon, shall equal the sum of:

                  (a) The Purchase Price, net of Tenant's Loan as provided in clause (iii) below, and all prepaid Traffic Impact Fees with respect to the Expansion Land.

                  (b) Monthly Base Rent for the Initial Premises, as defined in the Lease, through the day prior to the Closing Date in accordance with Exhibit C-1.

                  (c) Expansion Land Rent for the Expansion Land from December 15, 2003 through December 23, 2003 in accordance with Exhibit C-2.

                  (d) Prorated builder's risk/property insurance premiums through the day prior to the Closing Date in accordance with Exhibit C-3.

                  (e)      Any other sums payable by Buyer hereunder.

                  For purposes of determining the amount payable by Buyer pursuant to this Section:

                           (i)      There are no Development Costs pursuant to
subparagraph (a) and the surveying cost to RBF Consulting are included in Development Costs (a portion has already been paid and the remainder will funded as part of Draw 20).

                           (ii)     Prepaid Traffic Impact Fees pursuant to
subparagraph (a) are agreed to be in the amount of $102,245.26. Notwithstanding the amount of floor area of improvements ultimately constructed by Seller or any transferee or successor on the Expansion Land, no additional Traffic Impact Fees shall be payable by Buyer or any transferee or successor to Seller. Without limiting the generality of the foregoing, Buyer may, subject to the approval of the City, recalculate the floor area of the Landlord Improvements.

                           (iii)    There shall be a credit for the amount of
Tenant's Loan (i.e., Tenant's Loan shall, at Buyer's election, be forgiven or assumed by Buyer or an affiliate and shall not impact the calculation of the cash payment due pursuant to Section 4.1 and this Section 4.3).

                           (iv)     Buyer shall receive a Purchase Price credit
equal to the credit against the title insurance premium payable by Seller pursuant to Section 6.6 as the result of the prior issuance to Buyer of a leasehold policy of title insurance with respect to the Lease. This amount is agreed to be $13,260.

                  The net amount to be paid by Buyer pursuant to this Section is herein referred to as the "Closing Funds." An agreed summary of the Closing Funds is set forth on Exhibit C-4.

5.       CONDITIONS TO CLOSING

         5.1 BUYER'S CONTINGENCIES. The obligation of Buyer to purchase the Property shall be subject to satisfaction of each of the conditions set forth in this Section 5.1 and elsewhere in this Agreement, which conditions must be satisfied within the respective time periods specified therefor. Seller and Buyer expressly acknowledge and agree that each of the conditions in this
Section 5.1 is for the benefit of and may be waived by Buyer as hereinafter provided in its sole discretion.

                  5.1.1    TITLE APPROVAL.

                  (a) Buyer shall have approved the condition of title to the Sale Land as provided in this Section 5.1.1. Seller has obtained from Chicago Title Company (the "Title Company"), under order number 203008184, a leasehold policy pursuant to the Lease and a title binder covering the Sale Land (herein, the "Preliminary Report"), together with legible copies of all documents (the "Title Documents") shown as exceptions affecting title to the Property thereon. Buyer has previously approved all exceptions shown on Schedule B to the Preliminary Report, which exceptions are listed on Exhibit "G" to the Lease. Title Company has delivered to Buyer a Proforma 1970 ALTA Owner's Title Policy ("Proforma"), a copy of which is attached hereto as Exhibit "L", together with legible copies of all new exceptions, if any, appearing on the Proforma. Buyer has approved the Proforma and a survey showing the exceptions to title shown thereon subject to the elimination of Exception 14 regarding the rights of parties in possession and either the elimination of Exception 15 or the revision of such exception to add specific survey matters which are reasonably acceptable to Buyer. Buyer shall take title to, and Seller shall deliver, title to the Property subject only to the exceptions shown in the Proforma and any exceptions created or caused by Buyer (the "Title Exceptions").

                  Seller covenants that (x) Seller shall not create or cause any liens or encumbrances against the Property other than Tenant's Deed of Trust and the Permitted Development Easements and (y) Seller shall cause to be removed from record title to the Property at or prior to the Close of Escrow all delinquent taxes, bonds and assessments which are not the responsibility of Buyer pursuant to the Lease, all involuntary liens or encumbrances against the Property other than those which are created or caused by Buyer and any judgment liens against Seller which affect title to the Property. The aggregate obligation of Seller pursuant to clause (y) shall not exceed the cash portion of the Purchase Price. As to any liens or encumbrances created by Seller against the Property in violation of clause (x), Seller must remove the same at or prior to Closing without regard to the amount thereof. If Buyer desires to have the Title Company issue any endorsements to the Title Policy, then Buyer shall notify Seller and Escrow Holder of the desired endorsements at least five (5) business days prior to the Closing Date. Any such endorsements shall be at the cost and expense of Buyer, and issuance of such endorsements shall not be a condition to Closing.

                  For the purposes of the immediately preceding paragraph:

                  (1) Seller shall make arrangements to remove from record title to the Property at or prior to Close of Escrow all items described in clause (x) other than Tenant's Deed of Trust and the Permitted Development Easements. Such removal may be effected by payment, bonding or other method sufficient to permit the Title Company to issue the Title Policy, as defined in
Section 6.4.

                  (2) Buyer has recorded a memorandum of the Purchase Option to establish Buyer's priority as to the Property. As to delinquent taxes, bonds and assessments for which Seller is responsible, Seller must remove the same from record title to the Property at or prior to Close of Escrow in any manner provided in clause (1). As to all other involuntary liens, encumbrances and judgment liens against the Property, Buyer does not agree to subordinate its priority as to the Property. Rather, Seller shall cause the same to be removed from the Title Policy at or before Close of Escrow in any manner described in clause (1), including escrow of the entire cash portion of the Purchase Price for the benefit of the holders of such involuntary liens, encumbrances and judgment liens, if necessary.

                  (3) To the extent necessary to accomplish the matters described in clause (2) or to address Intervening Liens pursuant to Section 5.1.1(b), Buyer and Seller shall extend the Close of Escrow for such time as may be reasonably necessary, not to exceed 120 days, without reduction in the Purchase Price, but Buyer's Base Rent pursuant to the Lease shall be reduced in the manner set forth in the last paragraph of Section 6.1 for any portion of such extension in excess of thirty (30) days or, if Seller is not diligently attempting to eliminate such Intervening Lien, for the entire period of such extension.

                  (b) Any liens, encumbrances, easements, restrictions, conditions, covenants, rights, rights-of-way, and other matters affecting title to the Property which are created or which may appear of record after the date of the Update but before the Closing Date and which are not Title Exceptions and are not created or caused by Buyer (collectively, the "Intervening Liens") shall also be subject to Buyer's approval (after written notice to Buyer thereof from any source) and, unless so approved, must be addressed by Seller pursuant to the last two paragraphs of Section 5.1.1(a). Any item(s) not so expressly approved within ten (10) days after such written notice shall be deemed disapproved.

                  5.1.2 DUE DILIGENCE REVIEW. Buyer has satisfactorily completed its due diligence review of the Property and, subject to the limitations in this Section 5.1.2 and Section 10.2 below, shall have approved or be deemed to have approved the condition of the Property.

                  Except for the Pending Construction Deliveries (defined below), Seller has previously delivered to Buyer correct and complete copies of pertinent reports, maps, surveys, contracts, studies, warranties, guaranties and other written information in Seller's possession or control with respect to the ownership or construction of the Property, including, without limitation, all reports, maps, studies, notifications and other written information in Seller's possession or control, if any, which relate to the environmental condition of the Property (collectively, the "Diligence Documents"). As used herein, the term "pertinent" shall mean related to or concerning the Property as currently configured, approved and occupied, and shall not include superseded parcel maps, outdated surveys, title reports and policies, and similar material which is outdated (for whatever reason), superseded or replaced by more current materials.

                  Seller shall within thirty (30) days after the Closing Date compile and deliver to Buyer a copy of all Construction Deliveries, Warranties and other development project files related to the Landlord Improvement work and Other Work (the "Pending Construction Deliveries"). As used herein, the "Contract" shall mean that certain construction contract dated September 20, 2002, as amended, between Seller, as "owner" and Oltmans Construction Co., as "contractor."

                  Buyer and Seller specifically agree that there is NO financing condition to the close of the purchase of the Property. Accordingly, Buyer's due diligence review pursuant to this Section shall not include such item (i.e., financing) and such issue shall not be a ground for termination of this Agreement and the Escrow by Buyer pursuant to this Section or any other provision of this Agreement.

                  5.1.3 PERFORMANCE BY SELLER. On or before the Closing Date, Seller shall have performed, and hereby covenants to perform, all obligations of Seller hereunder to be performed by the Closing Date, including this Article 5 and Seller shall have executed and delivered to Escrow Holder each and all of the documents to be delivered to Escrow Holder by Seller and described in
Section 6.2.

                  Seller and Buyer acknowledge and agree that the date of Substantial Completion of Landlord's Improvements for purposes of Section 6.1(b) of the Lease is December 1, 2003 (the "Substantial Completion Date"). Subsequent to the Substantial Completion Date, Seller and Buyer developed and approved a series of punch-lists with respect to the Landlord Improvements. Seller and Buyer agree that all work on such punch-lists has been completed other than the items listed on Exhibit D attached hereto. All items listed on Exhibit D shall be completed by the Closing Date or as soon thereafter as practicable.

                  5.1.4 TRUTH OF SELLER'S REPRESENTATIONS AND WARRANTIES. Seller's representations and warranties set forth in Sections 8.2 and 8.3 shall be true and correct as of the Close of Escrow.

                  5.1.5 TITLE POLICY. The Title Company shall be irrevocably and unconditionally committed to issue to Buyer the Title Policy, subject only to the matters set forth in Section 6.4.

                  5.1.6 CERTIFICATE(S) OF OCCUPANCY. Unless revoked or rendered invalid due to the actions of Buyer, the certificate(s) or temporary certificate(s) of occupancy issued for the Improvements (to the extent such certificate(s) is (are) required for Buyer to occupy the Improvements) shall have been issued and shall be in full force and effect. By its signature hereto, Buyer confirms that such certificates have been issued and are in full force and effect.

                  5.1.7 NO CONDEMNATION. There shall be neither pending nor threatened a condemnation proceeding of the type described in the second paragraph of Article 9.

                  5.1.8 CASUALTY. The Lease shall not have been terminated pursuant to Article VIII thereof.

         5.2 SELLER'S OPPORTUNITY TO CURE; TERMINATION OF ESCROW AND THIS AGREEMENT SELLER'S CURE WITH RESPECT TO TITLE. To the extent that any title exception, condition or Intervening Lien is not a Title Exception and is not approved by Buyer in writing pursuant to Section 5.1.1(a) or Section 5.1.1(b), then Seller shall have until 5:00 p.m. Pacific Time on the fifth (5th) Business Day following the expiration of Buyer's approval period without approval by Buyer in which to investigate the disapproved item(s) and to notify Buyer and Escrow Holder in writing how Seller has cured or will cure the items not approved prior to the Close of Escrow.

                  Any cure or proposed cure by Seller pursuant to this Section
5.2.1 shall be subject to the approval of Buyer in Buyer's reasonable discretion. Such reasonable discretion shall include the right to review and approve or disapprove any Seller Endorsement, as defined in Section 6.4, offered as a cure of a title exception not approved by Buyer. Such approval shall be deemed given unless Buyer disapproves of such cure or proposed cure by written notice to Seller and Escrow Holder given within five (5) Business Days after Buyer's receipt of Seller's written notice pursuant to this Section 5.2.1 describing in reasonable detail the cure effected or to be effected. Such approval shall not be unreasonably withheld so long as the cure effected or proposed by Seller does not materially adversely affect the value, financeability or use of the Property and is sufficient to (i) permit issuance of the Title Policy pursuant to Section 6.4 and (ii) permit Buyer to obtain a policy of ALTA Lender's Title Insurance without the disapproved items for a loan to Buyer with respect to the Property. It shall be reasonable for Buyer to disapprove a Seller Endorsement offered as a cure if the Title Company is unwilling to commit to issue the same endorsement on a subsequent sale of the Property by Buyer and, absent such Seller Endorsement, the title exception endorsed over would materially adversely affect the use or value of the Property. If Seller proposes a cure pursuant to this Section 5.2.1, and Buyer approves or is deemed to approve such cure, Seller shall use commercially reasonable efforts, at Seller's sole cost and expense, to effect the cure proposed by Seller on or prior to the Closing Date. If (A) Seller proposes a cure, Buyer approves or is deemed to approve such cure but Seller is unable to effect such cure or (B) if Buyer timely disapproves Seller's proposed cure with respect to any item(s) described in this Section, then, in any such case, Buyer may within five (5) business days after the event described in clause (A) or (B), as applicable, in its sole and absolute discretion, elect by written notice to Seller and Escrow Holder to cure such item(s). In the event of an election by Buyer to cure pursuant to this Section, Close of Escrow shall be extended as necessary as provided in Section 5.1.1(a), such cure shall be at Seller's cost and expense (but only to the extent provided in Section 5.1.1(a)) and Seller shall cooperate with Buyer and execute and deliver such documents, affidavits and other instruments as reasonably necessary to enable Buyer to effect such cure. Such covenant of cooperation shall not require Seller to incur any costs or assume any obligations other than or in addition to those costs and obligations to be paid or assumed by Seller pursuant to this Agreement, including those set forth in Section 5.1.1(a).

                  5.2.2    TERMINATION OF ESCROW AND THIS AGREEMENT BY BUYER

                  (a) If (i)(A) there is a title exception, condition or Intervening Lien which is not a Title Exception and is not approved by Buyer in writing pursuant to Sections 5.1.1(a) or 5.1.1(b), AND (B) Buyer reasonably disapproves a proposed cure by Seller pursuant to Section 5.2.1, then Buyer shall have until 5:00 p.m. Pacific Time on the tenth (10th) Business Day following the later of (1) its receipt of Seller's notice and (2) the date that Buyer is notified of and/or reasonably determines that Seller has not cured or will not be able to cure such disapproved condition(s), to notify Seller and Escrow Holder in writing that Buyer, in its sole and absolute discretion, either:

                           (A)      Waives its prior objections to such
condition and will proceed to purchase the Property, subject to any then remaining conditions, without any reduction in or offset to the Purchase Price; or

                           (B)      Elects to cure such disapproved item(s)
itself pursuant to the terms of Section 5.2.1; and

                           (C)      Elects to extend the Escrow within the time
frame set forth in Section 5.1.1(a) as reasonably necessary to cure such disapproved condition; or

                           (D)      Terminates Escrow and this Agreement.

                 (b) If the conditions set forth in Section 5.1 (other than Section 5.1.1) fail to occur, then Escrow and this Agreement shall automatically terminate upon receipt by Seller and Escrow Holder of Buyer's written notice indicating such disapproval or the failure of such condition(s). Such notice, in the case of all conditions set forth in Section 5.1 (other than Sections 5.1.1 and 5.1.2), may be given at any time prior to the Closing Date.

         5.3 SELLER'S CONTINGENCY. The obligation of Seller to sell the Property shall be subject to Buyer performing all obligations of Buyer hereunder to be performed by the Closing Date.

         5.4 LIMITED REPRESENTATIONS AND WARRANTIES. Except as expressly provided to the contrary in this Agreement, including, without limitation, Sections 8.2, 8.3 and 10.1, it is expressly understood and agreed that Buyer is acquiring the Property "AS IS," in its present state and condition, without any representations or warranties from Seller of any kind whatsoever, either express or implied. In particular, subject to the foregoing, Seller makes no representation or warranty respecting the use, condition, title, operation or management of the Property, or compliance with any applicable Laws relating to zoning, subdivision, planning, buildings, fire, safety, earthquake, health or environmental matters, the presence or absence of toxic or hazardous waste or materials, or compliance with any other covenants, conditions and restrictions (whether or not of record). Seller has disclosed to Buyer the facts that (a) the Sale Land was used in the farming operations of Seller, (b) in connection with such farming operations, chemical pesticides and weed control agents may have been applied, which applications may have resulted in residual levels of such chemicals in the soil on the Sale Land and (c) Seller is aware of, and has advised Buyer that, the property located to the west of the Sale Land (the "Western Parcel") and owned by the Los Angeles Times (the "Times") has underground hazardous materials contamination believed to result from leakage from an underground fuel tank maintained by the Times. To Seller's knowledge, such hazardous materials have not migrated from the Western Parcel onto or under the Sale Land. Apart from the foregoing usages, Seller is not aware of any prior use of the Property which would indicate that there are or may be hazardous materials present in or on the Property. Buyer represents that it is knowledgeable in real estate matters and is relying upon Buyer's own investigation and analysis in purchasing the Property, together with the express representations and warranties of Seller set forth herein. Buyer further represents that it has had, and will have, ample opportunity to inspect and will, in fact, make all of the investigations Buyer deems necessary in purchasing the Property. The foregoing representation is expressly subject to Seller's cooperation and compliance with the terms of this Agreement, including but not limited to Section 5.1.2. If this Agreement is not terminated but Buyer acquires the Property as provided herein, Buyer shall have thereby approved all aspects of the Property and this transaction and thereby waives any claim or liability against Seller, except as specifically provided herein to the contrary.

         5.5      RIGHTS UPON TERMINATION.

                  (a) If the Escrow and this Agreement are terminated by Buyer in the manner and within the applicable time period(s) provided pursuant to Section 5.2.2, or otherwise for failure of Seller to perform its obligations pursuant to this Agreement, then (i) all instruments in Escrow shall be returned to the party depositing the same, (ii) Buyer shall return all items previously delivered by Seller to Buyer, (iii) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges (unless Section 7.2 applies), (iv) the Deposit and all accrued interest thereon shall be returned to Buyer and (v) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Property by reason of this Agreement, except as expressly stated in this Agreement to survive termination.

                  (b) If the Escrow and this Agreement are terminated by Seller for failure of Buyer to perform its obligations pursuant to this Agreement, then (i) all instruments in Escrow shall be returned to the party depositing the same, (ii) Buyer shall return all items previously delivered by Seller to Buyer, (iii) Buyer and Seller shall each pay one-half (1/2) of all Escrow and title cancellation charges (unless Section 7.2 applies) and (iv) neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Property by reason of this Agreement, except as expressly stated in this Agreement to survive termination.

Moreover, Seller shall be entitled to retain the entire Deposit and all interest accrued thereon. Notwithstanding anything to the contrary set forth in this Agreement, the Lease shall survive any termination of this Agreement and shall remain in full force and effect.

         5.6 SELLER'S INABILITY TO CURE. If a cure by Seller has been approved by Buyer pursuant to Section 5.2, Seller shall use all commercially reasonable efforts to effect, on or prior to the Closing Date, the approved cure proposed by Seller. If Seller proposes a cure, Buyer approves such cure, and Seller fails to effect such cure on or before the last Business Day before Close of Escrow, then Buyer, in its sole discretion, may elect in writing any of the alternatives available to Buyer pursuant to Sections 5.2.1 and 5.2.2; provided, however, that by mutual agreement the parties may elect to extend the Close of Escrow as provided in Section 5.1.1(a) in order to provide Seller with additional time to cure any title item. The provisions of this Section shall not apply to Seller's cure obligations pursuant to the second paragraph of Section 5.1.1(a), which obligations shall be absolute.

         5.7 FORCE MAJEURE. In the event that, as of the Closing Date, (a) each of the parties has performed its respective obligations hereunder, (b) the Escrow is in a position to close pursuant to Article 6 and (c) the parties are prevented from closing due to a cause beyond the reasonable control of the parties, then:

                  (a) The Escrow shall be extended for up to an additional thirty (30) days beyond the date specified for closing in Section 6.1;

                  (b) The parties shall take all actions reasonably available to them to attempt to eliminate such delaying cause and close the Escrow; and

                  (c) If the parties are unable to close the Escrow within such additional thirty (30) day period, either party may terminate this Agreement and the Escrow by written notice to the other party and Escrow Holder given at any time after the end of such thirty (30) day period and prior to the close of the Escrow. Any termination pursuant to this clause (c) shall have the effects described in clauses (i) through (v) of Section 5.5(a).

         5.8 SATISFACTION OF CONDITIONS. Each party shall cooperate as reasonably requested by the other party to permit satisfaction of all conditions to closing of the within transaction. The foregoing covenant of cooperation shall not, however, require either party to pay any money or assume any obligations in addition to those amounts and obligations agreed to be paid or assumed by such party pursuant to this Agreement.

6.       CLOSING OF ESCROW

         6.1 CLOSING DATE. Escrow shall close on or before 5:00 p.m. Pacific Time on February 5, 2004 (the "Scheduled Closing Date"), unless (i) earlier terminated by Buyer or Seller, (ii) extended pursuant to any express provision of this Agreement, including but not limited to Sections 5.6 and 5.7 hereof or (iii) extended by mutual agreement of Seller and Buyer, in each case pursuant to the applicable provision(s) of this Agreement. The terms "Close of Escrow," "Closing Date" and/or "Closing" are used in this Agreement to mean the time and date the Grant Deed is recorded in the Official Records.

         6.2 DEPOSITS BY SELLER. At or before 2:00 p.m. on February 4, 2004, Seller shall deliver to Escrow Holder the following items for handling as described below; provided that Escrow Holder need not be concerned with the form or content but only with manual delivery of all of the following other than the items described in Sections 6.2.1, 6.2.2 and 6.2.3:

                  6.2.1 GRANT DEED. A duly executed and acknowledged grant deed conveying the Land and Improvements to Buyer in the form of attached Exhibit E (the "Grant Deed");

                  6.2.2    FIRPTA AFFIDAVIT. At least two (2) counterparts of
(i) a duly executed certificate, executed by Seller and in the form of Exhibit F attached hereto (the "FIRPTA Affidavit") and (ii) a California non-foreign affidavit on Form 593-W under the California Revenue & Taxation Code;

                  6.2.3 MUTUAL CANCELLATION. At least two (2) counterparts, duly executed and acknowledged by Seller, of a mutual cancellation of the Lease in the form attached as Exhibit G hereto (the "Mutual Cancellation");

                  6.2.4 ASSIGNMENT. At least two (2) counterparts, duly executed by Seller, of an assignment (the "Personal Property Assignment") to Buyer of all rights of Seller (or any affiliate of or person or entity acting for or on behalf of Seller) in and to the Personal Property, the Construction Contracts and the Construction Deliveries in the form of Exhibit H attached hereto;

                  6.2.5 EVIDENCE OF AUTHORITY. Such certificates or documents as may be reasonably required by Escrow Holder in order to cause the Title Policy to be issued and the Close of Escrow to occur;

                  6.2.6 ADDITIONAL ITEMS. Any additional funds and/or instruments, signed and properly acknowledged by Seller, if appropriate, as may be reasonably necessary to comply with Seller's obligations under this Agreement; and

                  6.2.7 ASSIGNMENT OF DEVELOPMENT AGREEMENT. At least two (2) counterparts, duly executed and acknowledged by Seller, the other entities identified as "Assignor" therein and the City, of a partial assignment and assumption of the Development Agreement in the form attached hereto as Exhibit I (the "Development Agreement Assignment"). For this purpose, Seller shall use good faith, commercially reasonable efforts to cause the City to execute, acknowledge and deliver the Development Agreement Assignment at or prior to Close of Escrow (and Buyer shall have the right to extend the Closing Date as reasonably necessary in order to obtain City's execution of the Development Agreement Assignment).

         6.3 DEPOSITS BY BUYER. At or before 2:00 p.m. on February 4, 2004 (early enough on the Closing Date as to the wire transfer provided for in Section 6.3.2 to permit closing on the Closing Date), Buyer shall deliver or cause to be delivered to Escrow Holder:

                  6.3.1 MUTUAL CANCELLATION. At least two (2) counterparts, duly executed and acknowledged by Buyer, of the Mutual Cancellation;

                  6.3.2 FUNDS. Immediately available Closing Funds by wire transfer into Escrow Holder's depository bank account in an amount equal to the Purchase Price plus the

Traffic Impact Fees, the other amounts payable pursuant to Section 4.3 and all closing costs, charges and prorations payable by Buyer hereunder less (a) the Deposit and all accrued interest thereon and (b) any credit to which Buyer is entitled pursuant to Section 4.3 above. Concurrently with the delivery of the Closing Funds, Buyer shall deliver to Escrow Holder an executed request for full reconveyance and a full release and reconveyance of Tenant's Deed of Trust, duly executed and acknowledged by the Trustee thereunder (the "Full Reconveyance"). Such request and the form of Full Reconveyance shall be in the forms attached hereto, respectively, as Exhibit J-1 and J-2. For the purposes of this subsection, the parties acknowledge that there is no Breakage Fee.

                  6.3.2 EVIDENCE OF AUTHORITY. Any documents authorizing purchase of the Property by Buyer which may be reasonably required by the Title Company in order to issue the Title Policy described in Section 6.4 and close Escrow; and

                  6.3.3 ADDITIONAL ITEMS. Any additional Funds and/or instruments, signed and properly acknowledged by Buyer, if appropriate, as may be reasonably necessary to comply with Buyer's obligations under this Agreement.

                  6.3.4 ASSIGNMENT. At least two (2) counterparts, duly executed by Buyer, of the Personal Property Assignment.

                  6.3.5 DEVELOPMENT AGREEMENT ASSIGNMENT. At least two (2) counterparts, duly executed and acknowledged by Buyer, of the Development Agreement Assignment.

         6.4 ISSUANCE OF TITLE POLICY. At the Close of Escrow, the Title Company shall be irrevocably committed to issue to Buyer a 1970 Form ALTA owner's extended coverage policy of title insurance (the "Title Policy"), together with such endorsements required by Buyer pursuant to Section 5.1 and/or such endorsements, if any, which have been approved by Buyer and are required to cure Buyer's objections to title ("Seller's Endorsements"), as applicable. Such Title Policy shall have a liability amount in the amount of the gross Purchase Price set forth in or determined pursuant to Section 4.1, shall cover the Property and shall insure fee title vested in Buyer, free of all encumbrances, except:

                  (a) All general and special real property taxes and assessments a lien not yet delinquent or for which Buyer is responsible under the Lease;

                  (b)      The Title Exceptions;

                  (c)      The reservations contained in the Grant Deed;

                  (d) Any exceptions created or caused by the actions of Buyer or its agents or employees;

                  (e)      The Permitted Development Easements; and

                  (f) Any other title exceptions expressly approved in writing by Buyer pursuant to Sections 5.1.1(a) and/or 5.1.1(b).

Buyer shall be responsible, at Buyer's cost, to provide any survey required in connection with the Title Policy and neither such survey nor such Title Policy shall delay the Closing Date. If Buyer fails to provide any survey or other requirement for the Title Policy by the Closing Date, Escrow Holder shall nevertheless close the Escrow and provide to Buyer a CLTA Standard Owner's Policy which complies with the provisions of this Section 6.4. The cost of the Title Policy and the endorsements thereon shall be borne by Buyer and Seller as provided in Section 6.6 below. In addition, Seller shall execute and deliver such certificates, mechanics lien indemnifications and other instruments as shall be reasonably required for the issuance of the Title Policy and/or the endorsements described in this Section and in Section 5.1. Nothing herein, however, shall be deemed or construed to require Seller to bear any costs or to assume any obligations over and above those costs to be borne and those obligations to be undertaken by Seller pursuant to this Agreement and/or the Lease. For the purposes of this provision, Seller and Buyer acknowledge that they have previously caused RBF Consulting (the "Surveyor") to prepare an ALTA survey with respect to the Sale Land dated October 22, 2003 (the "Survey"). All costs of such Survey and the revisions thereto shall be borne by Buyer as provided in Section 4.3.

         6.5      PRORATIONS.

                  (a) The first half of real property taxes with respect to the Property for fiscal year July 1, 2003 through June 30, 2004 (the "Tax Year") have been paid as a part of Development Costs. Buyer shall pay, outside of and after the Close of Escrow, the second half of such real property taxes for the Tax Year. Accordingly, there shall be no real property tax proration through Escrow. In addition, any supplemental property tax assessments resulting from the construction of Landlord's Work and Tenant's Work, each as defined in the Lease, on the Sale Land, regardless of date of issuance or the period covered, are the responsibility of and shall be paid by Buyer. Any of such supplemental assessments received by Seller shall be forwarded to Buyer for payment.

                  (b) Buyer shall obtain its own insurance with respect to the Property and shall not succeed to Seller's insurance. There shall be no proration with respect to liability insurance with respect to the Property. Seller has carried casualty insurance with respect to the Property and Landlord's Improvements thereon, and Buyer shall be responsible for the premiums therefor (and Seller's overhead allowance with respect thereto) through the Closing Date as provided on Exhibit C-3, provided that it is acknowledged that Seller will cease carrying earthquake insurance on the Property as of February 1, 2004. Seller may cancel such insurance as of the Closing Date and Buyer shall place its own casualty insurance with respect to the Property and the improvements thereon. Except as provided in subsection (a) above, this subsection (b) and Section 4.3, there shall be no prorations or adjustments with respect to the Property.

                  (c) Buyer shall be entitled to the Utility Deposits when the same are refunded, outside of and after the Close of Escrow. Seller shall reasonably cooperate with Buyer in obtaining such refunds. If either or both of the Utility Deposits are refunded to Seller, Seller shall promptly remit the same to Buyer. The parties shall cooperate to have utility bills for the Property changed into Buyer's name by the Closing, if possible, or otherwise as soon as possible after the Closing Date. If any such utility bills remain in Seller's name after the Closing Date, Seller shall promptly forward same to Buyer upon receipt and Buyer shall pay such bills directly.

         6.6 CLOSING COSTS Subject to Section 7.2, Seller shall pay the premium for a CLTA owner's standard title policy, any premiums for the Seller Endorsements, if any, all documentary transfer taxes, all costs for recording the Grant Deed and the Development Agreement Assignment, and one-half (-1/2) of all Escrow costs and fees. Buyer shall pay any additional premium for the Title Policy (i.e., the difference between the premium for the aforementioned CLTA policy and the premium for the Title Policy), the premiums for any endorsements to the Title Policy (other than the Seller's Endorsements), all costs for recording the Mutual Cancellation and the Full Reconveyance, one-half (-1/2) of all Escrow costs and fees, and any costs and expenses relating to Buyer's obtaining the Full Reconveyance and any financing to acquire the Property. Any other costs and fees shall be paid by the party causing the same to be incurred or, if not directly attributable to a party, in accordance with southern California escrow practice. Buyer and Seller shall each bear their own legal and accounting costs and fees.

         6.7 DISBURSEMENTS BY ESCROW HOLDER. Upon the Close of Escrow, Escrow Holder shall disburse all Funds deposited with Escrow Holder by Buyer in payment of the Purchase Price, the Traffic Impact Fees and the other adjustments due to Seller, as follows:

                  6.7.1 Deduct therefrom all costs chargeable to the account of Seller pursuant hereto;

                  6.7.2 Distribute the remaining balance of the Funds to or at the direction of Seller promptly upon the Close of Escrow. If such Funds to be disbursed to Seller cannot be transferred to Seller in sufficient time after the Closing for Seller to invest the Funds itself on the Closing Date, then Escrow Holder shall hold and invest the Funds overnight as instructed by Seller; and

                  6.7.3 To the extent that Buyer has deposited total Funds in excess of the Purchase Price, costs and fees payable by Buyer and any other amounts payable by Buyer, distribute such excess funds to or at the direction of Buyer promptly upon the Close of Escrow.

         6.8 COMPLETION AND DISTRIBUTION OF DOCUMENTS. Escrow Holder shall also undertake the following at or promptly after the Close of Escrow:

                  6.8.1 Determine the documentary transfer tax based upon the Purchase Price and complete the documentary transfer tax statement.

                  6.8.2 If necessary, Escrow Holder is authorized and instructed to insert the date Escrow closes as the date of any documents conveying or terminating interests herein or to become operative as of the Closing Date (including the Mutual Cancellation, Personal Property Assignment, Development Agreement Assignment and Full Reconveyance). Compile completely executed (and acknowledged, if required) copies of the Mutual Cancellation, Personal Property Assignment and Development Agreement Assignment, if delivered in partially executed and acknowledged counterparts.

                  6.8.3 Cause the Grant Deed, the Full Reconveyance, the Mutual Cancellation and the Development Agreement Assignment, in that order, and any other recordable instruments which the parties so direct, to be recorded in the Official Records. Escrow Holder is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deed but to pay on the basis of a separate affidavit of Seller not made a part of the public record, in accordance with Section 11932 of the California Revenue and Taxation Code.

                  6.8.4 Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained.

         6.9 SELLER'S ELECTION OF 1031 EXCHANGE. Seller may elect to sell the Property to Buyer in the form of a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (a "1031 Exchange"). In the event that Seller shall so elect, Seller shall give written notice to Buyer and Escrow Holder of such election not less than five (5) days before the Close of Escrow and the following shall apply:

                  6.9.1 SIMULTANEOUS EXCHANGE. Seller shall attempt to identify before the Closing other property which qualifies as "like-kind" property for a 1031 Exchange (the "Target Property") by Seller giving written notice to Buyer and Escrow Holder identifying the Target Property prior to the Closing.

                  6.9.2 NON-SIMULTANEOUS EXCHANGE. If Seller has not so identified the Target Property before the Closing Date, then Seller shall proceed to Close of Escrow as provided in this Agreement unless Seller at its option enters into an exchange agreement with an accommodation party ("Accommodator") in order to facilitate a non-simultaneous or so-called "Starker deferred" exchange. If an Accommodator is so designated, Seller shall cause the Accommodator (i) to acquire title to the Property from Seller at or before the Closing, (ii) to transfer title to the Property to Buyer at the Closing for the Purchase Price, and (iii) to acquire and convey the Target Property to Seller after the Closing.

                  6.9.3 EXPENSES AND DOCUMENTS. Buyer shall cooperate with any such 1031 Exchange, including but not limited to executing and delivering additional documents reasonably requested or approved by Seller; provided, that Buyer shall not be required to incur any additional Liabilities or financial obligations as a consequence of any of the foregoing exchange transactions and Buyer's cooperation shall be subject to the specific limitations set forth in this Section. Without limiting the generality of the foregoing, Buyer shall not be required to execute any agreement with an Accommodator unless such agreement is required by Laws to effect such exchange. All expenses beyond those amounts agreed to be paid by Buyer in this Agreement resulting from any aspect of the 1031 Exchange, and any difference in equity between the Target Property and the Property, shall be borne solely by Seller. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne by Seller. In no event shall the 1031 Exchange delay or extend the Closing Date. Moreover, any out-of-pocket expenses incurred by Buyer in cooperating with such exchange shall be credited against the Purchase Price.

                  In no event shall Buyer be required to take title to any property, including the Target Property, other than the Property in connection with the 1031 Exchange, and the Close of the Escrow shall not be contingent in any way upon the acquisition of the Target Property. The 1031 Exchange shall not relieve Seller from liability for any representation, warranty or covenant of Seller or diminish any right or remedy of Buyer with respect to Seller. Buyer shall not be liable to Seller for any adverse tax consequences suffered or incurred by Seller in the event this

Agreement is terminated or fails to close on the Closing Date, whether or not such termination or failure is due to an actual or alleged default by Buyer hereunder. This Section 6.9.3 shall survive the Close of Escrow or termination of this Agreement.

                  6.9.4 INDEMNITY. Seller shall defend, indemnify and hold Buyer harmless against and reimburse Buyer for any claims, demands, actions, liabilities, damages, losses, obligations, fines, penalties, costs and expenses, including, without limitation, attorneys' fees and all court costs which may arise or be asserted against Buyer in connection with the 1031 Exchange, which are greater, by reason of Seller's participation in any 1031 Exchange, than those which Buyer would have incurred were it not for such 1031 Exchange.

         6.10     LANDLORD IMPROVEMENTS.

                  (a) As described in Section 5.1.3, the Substantial Completion Date for the Landlord Improvements was December 1, 2003 and the final punch-list for the Landlord Improvements has been agreed upon and the work thereon has been completed, except as provided in Exhibit D, and possession of the entire Property has been delivered to Buyer. Certain close-out items remain to be accomplished. For that purpose, Seller and Buyer agree as follows:

                           (i)      The Funding Account, as defined in Section
14.3 of the Lease, shall remain open until completion of the matters described in this Section.

                           (ii)     There is currently pending one draw request
as identified in Exhibit K ( "Draw Request No. 20"). Draw Request No. 20 is hereby approved in the amount indicated on Exhibit K. Such Draw Request No. 20 shall be Funded through the Funding Account (and outside the Escrow hereunder) prior to the Close of Escrow.

                           (iii)    There are currently pending for approval
those change orders identified on Exhibit K (the "Pending Change Orders"). The Pending Change Orders shall be processed and approved as provided in the Lease and the instructions for the Funding Account. Upon approval of the Pending Change Orders, Seller shall create a final Draw Request No. 21, and Buyer shall deposit in the Funding Account its written approval thereof and the funds necessary to pay the approved amounts. Upon the last of the approvals and fundings pursuant to clause (ii) and this clause (iii), Seller shall make the draws and the payments provided for in the Lease and the instructions for the Funding Account.

                           (iv)     Any new construction work by any Contractors
after the date of this Agreement (not reflected in the Contract or the Pending Change Orders) shall be contracted for separately by Buyer and the Contractor, and Seller shall not be involved therewith. Payment therefor shall be directly by Buyer to Contractor outside of the Funding Account and there shall be no Development Fee with respect thereto.

                           (v)      There shall be no holdback with respect to
the Development Fees included in clauses (ii) and (iii) above.

                           (vi)     Upon completion of the matters described in
clauses (ii) and (iii), all final fees due the escrow agent with respect to the Funding Account shall be paid and the

Funding Account shall be closed and terminated. The termination of the Funding Account shall not terminate Buyer responsibility to pay any subsequently discovered Development Costs, to the extent such costs are properly chargeable to Buyer as Development Costs under the applicable terms of the Lease.

                           (vii)    The parties have attached hereto as Exhibit
M, a summary of the estimated Development Costs through the close-out, which summary is attached hereto solely for reference purposes in connection with the close-out of the Landlord Improvement work and the Funding account in accordance with 6.10(b) above.

                  (b) Seller and Buyer shall reasonably cooperate to attempt to "close-out" all required payments with respect to Landlord's Improvements within thirty (30) days after the Closing Date. Such cooperation shall include timely processing of the Pending Change Orders as well as collecting and processing any other final fee and expense billings from all consultants with respect to Landlord's Improvements. Nothing in this subsection shall, however, defeat the last sentence of clause (a)(vi).

                           (i)      Buyer acknowledges that, in connection with
Landlord's Improvements, the Orange County Sanitation District (the "District") has requested Seller to execute and deliver an encroachment permit (the "Permit"). Buyer has requested that Seller not execute and deliver the Permit. Buyer shall be responsible to review the Permit, to negotiate the terms of the Permit as Buyer deems necessary and, if Buyer so elects, to execute and deliver the Permit. Seller shall have no responsibility with respect to the Permit, and Buyer's release pursuant to Section 10.4 and any applicable indemnity obligations under the Lease shall specifically extend to all claims by Buyer and/or the District arising out of Seller's failure to execute and deliver the Permit.

7.       DEFAULTS AND REMEDIES

         7.1 DEFAULT BY EITHER PARTY. If Escrow fails to close when and as provided in Section 6.1 above (including any applicable extensions pursuant to this Agreement) due to the failure of either party to perform any obligation under this Agreement, then the nondefaulting party may elect, by written notice to the defaulting party and to Escrow Holder, to terminate Escrow and this Agreement. That termination shall be effective three (3) days after delivery of such notice; provided, that (i) the nondefaulting party has performed or is in a position to perform all conditions on its part to be performed as of the termination date; and (ii) the defaulting party has not cured the default and the nondefaulting party has not waived such default by the effective termination date. Without in any way affecting the validity of such termination, both Buyer and Seller agree to execute and deliver mutual termination instructions in a form specified by Escrow Holder in order to satisfy Escrow Holder's reasonable cancellation requirements. Except as otherwise provided in this Article 7, Escrow Holder and the parties shall, upon such termination, return all of the other party's funds and documents then held by them to the party depositing or delivering the same. Thereafter, each of the parties shall be discharged and released from all obligations and liabilities except as otherwise provided in

Sections 7.2, 7.3 and 7.4 and except for those obligations and liabilities which are expressly intended to survive the termination of this Agreement.

         7.2 CANCELLATION CHARGES. A defaulting party shall be liable for all escrow, title cancellation and similar charges, in addition to any other damages or remedies due the nondefaulting party (except as limited by Sections 7.1, 7.3 or 7.4). If Close of Escrow fails to occur for any reason other than a party's default, Buyer and Seller shall each pay one-half (1/2) of any escrow, title cancellation or similar charges.

         7.3 LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AND SUCH FAILURE CONSTITUTES A BREACH OF THIS AGREEMENT, BUYER, BY ITS INITIALS FOLLOWING THIS SECTION, AGREES THAT THE DEPOSIT AND ALL INTEREST ACCRUED THEREON SHALL CONSTITUTE LIQUIDATED DAMAGES TO SELLER FOR SUCH BREACH AND FAILURE TO CLOSE BY BUYER. THE PAYMENT OF SUCH AMOUNT IS NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 OR SIMILAR AUTHORITIES, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO THE REQUIREMENTS OF CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BUYER AND SELLER AGREE THAT THE AFORESAID SUM IS A FAIR AND REASONABLE AMOUNT FOR LIQUIDATED DAMAGES FOR SUCH A BREACH AND FAILURE TO CLOSE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS ENTERED INTO. ESCROW HOLDER IS HEREBY AUTHORIZED AND INSTRUCTED TO RELEASE SUCH SUMS TO SELLER UPON THE DELIVERY OF UNILATERAL WRITTEN INSTRUCTIONS TO ESCROW HOLDER BY SELLER, AND ESCROW HOLDER IS HEREBY RELIEVED OF ALL LIABILITY THEREFOR. SELLER ACKNOWLEDGES AND AGREES THAT SELLER'S RETENTION OF THE DEPOSIT AND THE ACCRUED INTEREST THEREON PURSUANT TO THIS SECTION SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY AS TO SUCH DEFAULT(S) AND FAILURE TO CLOSE IN THE EVENT OF ANY DEFAULT(S) AND FAILURE TO CLOSE BY BUYER. IT IS UNDERSTOOD AND AGREED THAT THIS SECTION APPLIES ONLY TO A FAILURE OF BUYER TO CLOSE THE ESCROW, WHICH FAILURE IS A DEFAULT OR BREACH OF THIS AGREEMENT. AS USED HEREIN, ALL REFERENCES TO THE "DEPOSIT" SHALL MEAN THE AGGREGATE AMOUNT THEN HELD BY ESCROW HOLDER PURSUANT TO
ARTICLE 4.

                  NOTWITHSTANDING THE FOREGOING, (a) IN NO EVENT SHALL THIS
SECTION 7.3 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY (i) UPON SUCH OTHER PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO THIS AGREEMENT OR (ii) UPON OR WITH RESPECT TO THIRD PARTY CLAIMS AND (b) THIS
SECTION 7.3 SHALL NOT LIMIT SELLER'S RIGHT TO RECOVER COSTS, EXPENSES AND ATTORNEYS' FEES TO ENFORCE THE PROVISIONS OF THIS SECTION 7.3. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER BUYER'S DEFAULT HEREUNDER NOR SELLER'S TERMINATION OF THIS AGREEMENT AS A RESULT THEREOF SHALL TERMINATE THE LEASE.

                 -----------------                 -----------------
                 Seller's Initials                 Buyer's Initials

         7.4 SPECIFIC PERFORMANCE BY SELLER. If Seller defaults under any obligation in this Agreement, then in lieu of termination as provided in Section 7.1, Buyer may compel specific performance by Seller of Seller's obligation to convey the Property as provided herein. In addition, Buyer may recover any provable actual damages which Buyer may incur as the result of such default by Seller, in addition to such specific performance. In no event, however, shall Seller ever be liable for any punitive or consequential damages and Buyer hereby specifically waives the right to recover the same. Actual damages recoverable by Buyer may include those provided for in Sections 11 and 12.2 below. By its signature hereto, Seller acknowledges that damages would be an inadequate remedy to Buyer in the event of a default by Seller pursuant to this Agreement and consents to the entry of an order or judgment for specific performance in the event of a default by Seller. Nothing contained in this Section shall preclude Buyer from recovering the Deposit and Buyer's attorneys' fees and expenses of so doing pursuant to Section 12.2 if Seller defaults and Buyer elects not to seek specific performance.

8.       REPRESENTATIONS AND WARRANTIES

         8.1 IN GENERAL. In addition to any express agreements of either party contained herein, the following constitute representations and warranties by each party to the other, which shall be true and correct as of the Close of Escrow, and the truth and accuracy of such representations shall constitute a condition to the Close of Escrow for the benefit of the party to whom such representations and warranties were made.

         8.2 BY EACH PARTY. Each party hereto covenants, represents and warrants to the other as follows:

                  8.2.1 AUTHORITY. Such party has full power and authority to enter into and comply with the terms of this Agreement, and the individuals executing this Agreement on behalf of such party have actual right and authority to bind that party to the terms of this Agreement.

                  8.2.2 BINDING EFFECT. No action or consent which has not been obtained is necessary to make this Agreement, and this Agreement and all documents to be executed hereunder are, the valid and legally binding obligations of such party, enforceable in accordance with their respective terms.

                  8.2.3 COMPLIANCE. To the best knowledge of such party, this Agreement and that party's performance of the obligations herein contained do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any Laws currently applicable to such party, or any evidence of indebtedness or security therefor or other agreement to which such party is a participant or by which any of such party's properties may be bound.

         8.3      BY SELLER ONLY.

                  8.3.1 NOT A FOREIGN PERSON. Seller represents and warrants to Buyer, in accordance with Section 1445 of the Internal Revenue Code and Sections 18805, 18815 and 26131 of the California Revenue and Taxation Code, that (a) Seller is not now, and at Closing will not be, a "foreign person," and
(b) Buyer need not withhold tax at the Closing as a result of this transfer.

                  8.3.2 AGREEMENTS. There are no agreements entered into by Seller concerning the operation and maintenance of the Property which would bind Buyer or the Property for more than thirty (30) days after the Close of the Escrow, other than the Title Exceptions and the Permitted Development Easements.

                  8.3.3 DOCUMENTS. Seller has delivered to Buyer copies of all Diligence Documents in Seller's possession or under Seller's control. The copies are true and correct copies of such Diligence Documents as are in Seller's possession.

                  8.3.4    HAZARDOUS MATERIALS. Except as described in Section
5.4 of this Agreement, to the best of Seller's actual knowledge, but with no duty to investigate, there are no hazardous materials located in, on or under the Land or located near the Land which could migrate onto the Land.

                  8.3.5 ORGANIZATION. Seller and each partner of Seller which is not a natural person has been duly organized and is validly existing under the laws of the State of California. Seller has the full right, power and authority to execute and deliver this Agreement and to perform the obligations of Seller hereunder. The persons executing this Agreement on behalf of Seller are authorized to do so and to bind Seller to the obligations of Seller hereunder.

                  8.3.6 FEE OWNERSHIP. Seller is the fee owner of the Property and no person or entity other than Buyer has any present or future right (whether or not contingent) to occupy, use or acquire any interest in the Property, or any portion thereof, except as listed in the Title Report.

                  8.3.7 NO LITIGATION. There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller's knowledge, threatened against Seller which, if determined adversely to Seller, could individually or in the aggregate materially interfere with the rights of Buyer hereunder. There is no litigation which has been filed against Seller that arises out of ownership of the Property and which, if determined adversely to Seller, would materially adversely affect the Property, the Intended Use, as defined in the Lease, or Seller's ability to perform hereunder.

                  8.3.8 CONDEMNATION. Seller has not received any written notice of any condemnation proceeding related to the Property.

                  8.3.9 ZONING. The Sale Land is currently in the Planned Development Industrial zoning classification of the City of Costa Mesa (the "City").

                  8.3.10 NO VIOLATION. Seller has not received any written notice from any governmental entity or agency alleging that the Property violates any provision of any federal or state statute or any ordinance of the City.

                  8.3.11 UTILITY SERVICE. Main water, sewer, gas, electrical and telephone lines are available in the streets adjacent to the Sale Land for connections from such main lines to the Improvements constructed or to be constructed on the Sale Land.

                  8.3.12 DEVELOPMENT AGREEMENT. The Development Agreement has not been terminated, cancelled, modified or amended and there are no proceedings pending or threatened to cancel, terminate, modify or amend the Development Agreement, except as set forth in the Development Agreement Assignment.

                  8.3.13 ENTITLEMENT AND TRIP BUDGET. The Floor Area, as defined in the Lease, entitlement of the Sale Land is a 0.4 FAR (the "Entitlement"). The trip budget for the Sale Land is 376 trips (AM) and 362 (PM) (the "Trip Budget"). There are no proceedings pending or threatened to modify the zoning of, the Entitlement of or the Trip Budget for the Sale Land.

                  For purposes of Sections 8.2.3, 8.3.4 and 8.3.7, Seller's knowledge shall mean to the knowledge of Seller's agents, Jeffrey M. Reese and
J. Barney Page, and as to 8.3.4 only, Theodore W. Segerstrom.

                  Notwithstanding anything herein to the contrary, all representations and warranties set forth in this Section 8 shall survive the Closing for a period of one (1) year thereafter, but only as to claims made by a demand for arbitration filed and served within one (1) year after the Closing Date, or shall be forever barred.

9.       CERTAIN EVENTS PRIOR TO CLOSING

         If any portion of the Property, or any interest therein, is taken before the Closing Date as a result of any street widening or other condemnation (including the filing of any notice of intended condemnation or proceedings in the nature of eminent domain), Seller shall immediately give Buyer notice of the taking. Buyer shall nonetheless proceed with the purchase of the Property and consummate this Agreement in accordance with its terms, and all awards payable by reason of such taking shall belong to Buyer.

         Notwithstanding the foregoing, in the event of any taking by condemnation (including the filing of any notice of intended condemnation or proceedings in the nature of eminent domain or the threat of such proceedings) prior to the Closing Date of such portion of the Property as shall adversely affect the ability of Buyer to utilize the remainder of the Property for the Intended Use, Buyer shall have the option to terminate this Agreement. Such option shall be exercised, if at all, by written notice to Seller and Escrow Holder given within fifteen (15) days after Buyer's receipt from Seller of written notice of such taking or intended taking and the portion of the Property taken or proposed to be taken. If Buyer is entitled to terminate and timely and properly terminates this Agreement pursuant to this Article 9, then:

                  (a) This Agreement shall terminate upon Seller's receipt of Buyer's notice of termination;

                  (b) All instruments in Escrow shall be returned to the party depositing the same;

                  (c) Buyer and Seller shall each pay one-half (-1/2) of all Escrow and title cancellation charges;

                  (d) Neither party shall have any further rights, obligations or liabilities whatsoever to the other party concerning the Property by reason of this Agreement except as expressly stated in this Agreement to survive termination; and

                  (e) The Lease shall continue in effect unless terminated pursuant to Section 10.1 thereof.

If Buyer does not timely and properly terminate this Agreement pursuant to this
Article 9, then the first paragraph hereof shall apply with respect to such taking or proposed taking.

10.      POST-CLOSING MATTERS

         10.1 CONFIDENTIALITY. Each party shall hold in strict confidence the terms and conditions set forth in this Agreement, and the other information related to the Property obtained from the other (collectively, "Confidential Information"). Notwithstanding the foregoing, neither party shall incur liability for disclosure of Confidential Information: (a) to its employees and employees of its affiliates, accountants, attorneys, insurance brokers, consultants, and others to the extent such disclosure is necessary or desirable in connection with Buyer's evaluation of the Property (in which event, to the fullest extent possible, the person receiving the information shall be informed of its confidential nature and instructed to maintain the confidentiality of the same), (b) that is, or hereafter becomes, part of the public domain other than through a breach by Buyer or Seller of its obligations in this paragraph, (c) that Buyer receives from a third party who is not under the confidentiality obligations contained in this paragraph, (d) in response to a subpoena in litigation, or (e) as otherwise necessary in connection with litigation or as required by law. Each party will use reasonable efforts to consult with the other prior to responding to any inquiries made by any third party respecting the transactions contemplated by this Agreement. Whether or not the Escrow closes, each party shall treat as Confidential Information the Purchase Price for a period of twelve (12) months after Close of Escrow or termination of this Agreement, as applicable. Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that Buyer may or will be required to disclose the terms hereof and/or to file this Agreement in or with Buyer's public filings pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934 or the rules and regulations under such acts.

         10.2 SELLER'S CONSTRUCTION WARRANTY. Neither anything contained in this Agreement nor the Close of the Escrow shall terminate or otherwise affect Seller's obligations contained in Section 6.1(b) of the Lease, all of which obligations shall survive for the entire period set forth in such Section (the "Warranty Period"). The obligations of Seller pursuant to such Section 6.1(b) are herein referred to as "Seller's Warranty Obligations."

         10.3 ASSIGNMENT OF WARRANTIES. Upon the expiration of the Warranty Period, Seller shall deliver to Buyer the originals of all Warranties. To the extent that any Warranty runs in favor of a parent, subsidiary or affiliate of Seller or any other person or entity acting on behalf of or for Seller, Seller shall cause such parent, subsidiary, affiliate or other person to join in such assignment. For this purpose, Seller acknowledges that Buyer may transfer title to the Property to its affiliate, Emulex Design & Manufacturing Corporation ("EDMC") or another affiliate which controls, is controlled by or is under common control with Buyer (an "Affiliate"). If Buyer transfers the Property to EDMC or another Affiliate prior to expiration of the Warranty Period, then
Section 10.2 and this Section 10.3 shall thereafter run in favor of EDMC or the Affiliate transferee, as applicable.

         10.4     GENERAL RELEASE AND INDEMNIFICATION.

                  (a) Except as expressly provided to the contrary in this Agreement, Buyer hereby releases the "Releasees" hereunder, consisting of Seller and each of its past, present and future partners, officers, trustees, beneficiaries, members, managers, employees, agents, representatives, attorneys, successors and assigns, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises or Liabilities of any nature whatsoever, known or unknown, fixed or contingent, arising out of, based upon or relating to the Property, including the existence of toxic or hazardous wastes or materials of any kind, on, under or about the Property, or arising from any use of the Property, including, any claims for contribution or reimbursement pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6601, et seq.), or any other or similar state or federal environmental statute, rule or decision.

                  The foregoing release shall not apply to (i) any claims with respect to the rights reserved (i.e., minerals, water, etc.) by Seller as described in Section 1.7, (ii) any claim in connection with a breach of a representation, warranty or indemnification obligation hereunder, (iii) claims for indemnification by Buyer pursuant to Section 13.7(b) of the Lease, (iv) the other obligations of Seller which survive the Close of Escrow as provided in this Agreement, (v) the obligations of Seller pursuant to Article 11 of this Agreement and Section 6.1(b) of the Lease and (vi) any claim for fraud on the part of Seller in connection with this Agreement or the Lease. Section 12.2 shall apply with respect to any claims of the types described in clauses (i) through (vi). Any claim described in this paragraph must be made by a demand for arbitration filed and served within one (1) year after the Closing Date or shall be forever barred. Provided, however, that, as to the representations and warranties to be set forth in the assignment provided for in Section 10.3, such one (1) year period shall run from the date of delivery of such assignment to Buyer In addition, Buyer agrees that it will not initiate any action (but excluding a cross-complaint for purposes of bringing Seller into any action initiated by a third party) against Seller pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended, or any other or similar state or federal environmental statute, rule, or decision, but shall not be required to indemnify Seller against any liability which Seller may have under any such statute, rule or decision as the result of Seller's ownership of the Property.

                  BUYER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  BUYER, BEING AWARE OF THIS CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

                               ------------------
                                Buyer's Initials

                  (b) In addition to the other indemnities of Buyer contained herein, those provisions of the Lease by which Buyer indemnifies Seller from and against Liabilities based upon or relating to the Property, whether accruing prior to or after the Closing Date, shall survive the Closing. Payment shall not be a condition precedent to enforcement of any such indemnification provision.

                  (c) The provisions of this Section 10.4 shall survive the execution and delivery of this Agreement and the Grant Deed and the occurrence of the Closing.

11.      BROKERS

         Seller shall pay to Julien J. Studley, Inc. ("Broker") a commission with respect to that portion of the Property denominated as the Expansion Land in the Lease. Such commission shall be in the amount of $89,960.11 and shall be payable at the time determined in that certain letter agreement dated July 20, 2001 (with any amendments thereto, the "Letter") between Seller and Broker and shall not be included in Development Costs pursuant to the Lease. Seller shall indemnify, defend and hold Buyer and the Property harmless against any liability for the commission due Broker pursuant to the Letter with respect to the within sale. The last two sentences of the next succeeding paragraph shall also apply with respect to such indemnification obligation.

         Except as provided in the immediately preceding paragraph, Seller and Buyer each represents and warrants to the other that no broker or finder or other real estate agent is entitled to any commission, finder's fee or other compensation with respect to this Agreement resulting from any action on its part. Each party agrees to indemnify, defend, protect and hold the other party and the Property harmless against any liability for any broker's commission or finder's fee

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

for which it is responsible or which is asserted as a result of its own act or omission in connection with this transaction. Payment shall not be a condition precedent to enforcement of the foregoing indemnification provision. The foregoing indemnification provision shall include a covenant by each indemnifying party to defend the indemnified party against all claims for which indemnification is available with legal counsel selected by its liability insurance carrier or otherwise reasonably satisfactory to the indemnified party.

12.      MISCELLANEOUS PROVISIONS

         12.1 ASSIGNMENT; BINDING ON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective representatives, successors and assigns; provided, however, that Buyer shall not have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow or to appoint a nominee to act as Buyer under this Agreement without obtaining the prior written consent of Seller, which consent shall be in the sole and absolute discretion of Seller. No such assignment shall relieve Buyer of its obligations hereunder. Any attempted assignment in violation of this provision shall be null and void.

         12.2 FEES AND OTHER EXPENSES. Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses in connection with this Agreement. In any dispute or action between the parties arising out of this Agreement or the Escrow, or in connection with the Property, the prevailing party shall be entitled to have and recover from the other party all losses, damages, costs and expenses (including without limitation court costs and reasonable attorneys' fees) related thereto, whether by final judgment or by out of court settlement.

         12.3 APPROVAL AND NOTICES. Any approval, disapproval, demand, document or other notice or communication (collectively, a "Notice") required or permitted to be given hereunder shall be in writing and may be served personally, by commercial delivery or private courier service, by registered or certified mail (return receipt requested, postage prepaid) or by facsimile transmission. Any Notice shall be effective (i) upon personal delivery, (ii) when received or refused as indicated by the date on the return invoice or receipt showing delivery or refusal or (iii) upon receipt of a legible transmission on a Business Day. The parties' addresses for Notices are as follows:

                  TO BUYER:         Emulex Corporation
                                    3333 Susan Street
                                    Costa Mesa, California 92626
                                    Attn: Ms. Sadie Herrera,
                                          EVP HR and Facilities
                                    Fax:  (714) 556-0252

                  COPIES TO:        John F. Simonis, Esq.
                                    Paul, Hastings, Janofsky & Walker, LLP
                                    695 Town Center Drive, 17th Floor
                                    Costa Mesa, California 92626
                                    Fax:  (714) 979-1921

                  TO SELLER:        C.J. Segerstrom & Sons
                                    3315 Fairview Road
                                    Costa Mesa, California 92626
                                    Attn: Jeffrey M. Reese
                                    Fax:  (714) 918-4425

                  COPIES TO:        LATHAM & WATKINS
                                    Twentieth Floor
                                    650 Town Center Drive
                                    Costa Mesa, California 92626
                                    Attn: James W. Daniels, Esq.
                                    Fax:  (714) 755-8290

Notice of change of address shall be given by written Notice in the manner detailed in this paragraph. Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to constitute receipt of the Notice.

         12.4 JURISDICTION. This Agreement shall be construed under the laws of the State of California. Venue and jurisdiction of any action arising out of this Agreement shall exclusively be in any state or federal court sitting in the County of Orange, State of California.

         12.5 INTERPRETATION. Each provision herein shall be construed in all cases as a whole according to its fair meaning, neither strictly for nor against either Buyer or Seller and without regard for the identity of the party initially preparing this Agreement. Titles and captions are inserted for convenience only and shall not define, limit or construe in any way the scope or intent of this Agreement. References to sections are to sections as numbered in this Agreement unless expressly stated otherwise.

         12.6 GENDER; JOINT OBLIGATIONS. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. If more than one party is the Buyer or Seller hereunder, the obligations of all such parties shall be joint and several.

         12.7 NO WAIVER. A waiver by either party of a breach of any of the covenants, conditions or agreements to be performed by the other party shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or agreements.

         12.8 MODIFICATIONS. Any alteration, change or modification of or to this Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each party to be charged.

         12.9 SEVERABILITY. If any term, provision, condition or covenant of this Agreement or its application to any party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

         12.10 SURVIVAL. Each representation, warranty, covenant and agreement of the parties to be performed hereunder after the Closing, shall, subject to the time limitations set forth in Article 8 and the provisions of
Section 10.4, survive Close of Escrow until full performance of such obligations.

         12.11 MERGER OF PRIOR AGREEMENTS. This Agreement and the Exhibits hereto contain the entire understanding between the parties relating to the sale transaction contemplated by this Agreement. All prior or contemporaneous agreements, understandings, representations and statements, whether direct or indirect, oral or written, are merged into and superseded by this Agreement, and shall be of no further force or effect. In connection with the foregoing, those portions of the Lease governing the purchase of the Property by Buyer from Seller are subsumed into and superseded by the provisions of this Agreement. Those portions of the Lease which are not so superseded shall survive the Closing Date as necessary to give effect to the rights and obligations of the parties hereunder and thereunder until fulfillment of such rights and satisfaction of such obligations in full. Moreover, all provisions of the Lease to which reference is made herein for the purpose of any determination required pursuant to this Agreement are incorporated herein by this reference. Either party may deliver to Escrow Holder along with this Agreement a true and complete copy of the Lease. By its signature hereto, Escrow Holder agrees to comply with the provisions of Section 10.1 with respect to the Lease.

         12.12    TIME OF ESSENCE. Time is of the essence of this Agreement.

         12.13 COUNTERPARTS. This Agreement may be signed in multiple counterparts which, when duly delivered and taken together, shall constitute a single binding Agreement between the parties. It shall not be necessary for both parties to execute the same counterparts of this Agreement for this Agreement to become effective.

         12.14 EXHIBITS. All exhibits attached to this Agreement are incorporated herein by reference.

         12.15 COOPERATION OF PARTIES. Each party agrees to execute and deliver any other and further instruments and documents and take such other actions as may be reasonably necessary or proper in order to accomplish the intent of this Agreement. The foregoing covenant shall not require either party to pay any costs or assume any obligations other than or in addition to those to be paid or assumed by such party pursuant to this Agreement.

         12.16 PRELIMINARY CHANGE OF OWNERSHIP REPORT. Buyer shall be fully responsible for all matters in connection with the filing of a Preliminary Change of Ownership Report in accordance with California Revenue and Taxation Code Section 480.3.

         12.17 NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement are intended to be solely for the benefit of the parties hereto, and the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate either of the parties hereunder, to any person or entity other than the parties to this Agreement.

         12.18    ALTERNATIVE DISPUTE RESOLUTION PROCEDURE.

                  (a) Except as provided in subsection (b) below, any controversy, dispute or claim of whatsoever nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be determined by final and binding arbitration conducted before a single arbitrator at a location determined by the arbitrator in Orange County, California and administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), or if JAMS shall not then exist, such other organization as to which Seller and Buyer agree. If Seller and Buyer are unable to so agree within fifteen (15) days after the dispute arises, the organization shall be selected by the presiding judge of the Orange County Superior Court or his or her designee upon application by any party to the dispute. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

                  (b)      The provisions of this Section shall not apply to:

                           (i)      Any specific controversy, dispute, question
or issue as to which this Agreement specifically provides another method of determining such controversy, dispute, question or issue and provides that a determination pursuant to such method is final and binding, unless both Seller and Buyer agree in writing to waive such procedure and to proceed instead pursuant to this Section.

                           (ii)     Any request or application to any state or
federal court having jurisdiction thereof for an order or decree granting any provisional or ancillary remedy (such as a temporary restraining order or injunction) in aid of or with respect to any right or obligation of either party to this Agreement, and any preliminary determination of the underlying controversy, dispute, question or issue as is required to determine whether or not to grant the relief requested or applied for. A final and binding determination of such underlying controversy, dispute, question or issue shall be made by an arbitration conducted pursuant to this Section after an appropriate transfer or reference to JAMS upon motion or application of either party hereto. Any ancillary or provisional relief which is granted pursuant to this clause (ii) shall continue in effect pending an arbitration determination and entry of judgment thereon pursuant to this Section.

                           (iii)    Exercise of any remedies to enforce any
judgment entered based upon a determination made by arbitration pursuant to this Section.

                  (c) Any arbitration pursuant to this Section shall be conducted in accordance with the streamlined Arbitration Rules and Procedures of JAMS (the "Rules"), regardless of the amount in dispute, except that, whether or not such Rules so provide:

                           (i)      There shall be a pre-hearing conference
prior to the arbitration hearing to reach agreement on procedural matters, arrange for the exchange of information, obtain stipulations and attempt to narrow the issues to be arbitrated.

                           (ii)     There shall be no mediation or settlement
conferences unless all parties agree thereto in writing.

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

                           (iii)    Discovery shall be limited to that permitted
by the Rules, and "good cause" where a condition to discovery shall be strictly construed.

                           (iv)     All motions shall be in letter form and
hearings thereon shall be by conference telephone calls unless the arbitrator orders otherwise.

                           (v)      Hearings shall require only twenty (20) days
prior written notice.

                           (vi)     All notices in connection with any
arbitration may be served in any manner permitted by Section 12.3 of this Agreement.

                           (vii)    Fees and costs paid or payable to JAMS shall
be included in "expenses" for purposes of Section 12.2. The arbitrator shall specifically have the power to award to the prevailing party such party's reasonable expenses incurred in such proceeding, except as otherwise provided in subsection (d) below. Reasonable expenses shall include attorneys' fees and fees and costs paid or payable to JAMS.

                           (viii)   The selection of the arbitrator shall be in
accordance with the then existing Rules of JAMS, provided that Seller and Buyer may agree to extend the period of time by which an arbitrator must be selected by them. In the event that the parties are unable to agree upon an arbitrator within thirty (30) days after submission of a matter to arbitration, the arbitrator shall be appointed by the administrator of the Orange County office of JAMS or its successor, if any, as provided in the Rules.

                           (ix)     The arbitration award shall include findings
of fact and conclusions of law and shall not be limited as to amount.

                  (d) As soon as practicable after selection of the arbitrator, the arbitrator or his or her designated representative shall determine a reasonable estimate of anticipated fees and costs of the arbitrator and shall deliver a statement to each party setting forth that party's pro rata share of such fees and costs. Each party shall deposit its pro rata share of such fees and costs with the arbitrator within ten (10) days after receipt of such statement. If either party fails to make a required deposit hereunder, the other party may make such deposit on behalf of the defaulting party and the amount of such deposit, plus interest thereon at ten percent (10%) per annum, shall be awarded against the defaulting party by the arbitrator in making any final arbitration award without regard to whether the defaulting party is the prevailing party in the arbitration pursuant to this Section.

                  (e) The arbitrator shall have no authority or power to award any party any exemplary or punitive damages.

         12.19 PROPERTY DISCLOSURES. As required by California law, Seller has delivered to Buyer a natural hazards disclosure report with respect to the Sale Land.

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

         12.20 ESCROW HOLDER NOT TO BE CONCERNED. Sections 5.4, 6.10, 8.1, 8.2, 8.3, 10, 12.19, 12.21 and 12.23 are agreements solely between Seller and Buyer, and Escrow Holder need not be concerned therewith.

         12.21 POSSESSION. As to any portion of the Property of which Buyer does not currently hold possession, Buyer shall be entitled to possession of the Property from and after the Closing Date.

         12.22 CALCULATION OF DAYS. Whenever, as to any action to be taken within a specified number of days, the last day of the specified period is a Saturday, Sunday or recognized legal holiday, such specified period shall be deemed to expire on the first succeeding day which is not a Saturday, Sunday or recognized legal holiday.

         12.23 COVENANT AS TO TRIP ENDS. Tenant covenants that, with respect to Tenant's use of the Property, Tenant shall not, at any time, utilize or attempt to utilize any additional trips allocated to the balance of the Home Ranch except by transfer from the owner of those trips.

                           [SIGNATURE PAGES FOLLOWING]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"BUYER":                                "SELLER":

EMULEX CORPORATION, a California        C.J. SEGERSTROM & SONS, a California
corporation                             general partnership

By  __________________________________  By
    Paul F. Folino                              ________________________________
    Chairman and Chief Executive                Manager

"ESCROW HOLDER":                        By     HTS MANAGEMENT CO., INC.,
                                               a California corporation, Manager
The undersigned acknowledges receipt
of this Agreement and agrees to act in  By     _________________________________
accordance with all applicable                 Sr. Vice President
provisions contained herein.

CHICAGO TITLE COMPANY, a California
corporation

By      ______________________________

Title:  ______________________________

Dated:  ________________________, 2004

                                       33